AGREEMENT

         Miller, Johnson & Kuehn, Incorporated ("MJK") and Equity Securities Trading Co., Inc. ("Equity") are the "Underwriters" under an Underwriting Agreements dated July 16, 1991 (the "Underwriting Agreement"), among such Underwriters and Rochester Medical Corporation, a Minnesota corporation (the "Company"), regarding the purchase and sale of 400,000 shares of the Company's Common Stock, no par value per share (the "Common Stock").

         Pursuant to Section 6(j) of the Underwriting Agreement, the Underwriters have a joint right of first consideration and the right of first refusal (the "Right of First Refusal") to act as managing underwriter of any public offering of equity or debt financing of the Company for a period of five years from the effective date of the associated registration statement. Pursuant to Section 6(j) of the Underwriting Agreement, for five years from the "First Closing Date," the Underwriters have the joint right (the "Nomination Right"), subject to certain limitations, to nominate two representatives to serve on the Board of Directors of the Company. Neither such five year period has ended as of the date hereof.

         In Section 11 of the Underwriting Agreement, the Company agreed to issue to the Underwriters or their assigns warrants to purchase an aggregate of 80,000 shares (such number reflecting a two-for-one stock split in the form of a stock dividend effected in November 1991) of the Common Stock (the "1991 Warrants"). The 1991 Warrants were issued on July 23, 1991, in the names of David B. Johnson, Paul R. Kuehn, Peter L. Hauser and Man & Co. (each an "Underwriter Assignee," and together with Man & Co., as custodian for the benefit of Peter Hauser IRA, the "Underwriter Assignees").

         Section 8(a) of the 1991 Warrants grants the holders thereof certain rights (the "1991 Warrants Piggyback Rights"), at any time more than one year but less than five years after the date of the 1991 Warrants, to receive notice in the event that the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"), and to request that shares of Common Stock purchasable or purchased by such holders pursuant to the 1991 Warrants be included in such registration statement. Section 8(b) of the 1991 Warrants grants the holders of at least 40,000 (such number reflecting a two-for-one stock split in the form of a stock dividend effected in November
1991) of the shares of Common Stock purchasable or purchased pursuant to the 1991 Warrants the right (the "1991 Warrants Demand Right"), on any one occasion at any time more than one year but less than five years after the date of the 1991 Warrants, to require the Company to take all necessary steps to register or qualify the 1991 Warrants or the shares purchasable or purchased pursuant to the 1991 Warrants under Section 3(b) or Section 5 of the Securities Act and certain state laws.

         In addition, pursuant to Section 12 of an underwriting agreement, dated November 3, 1990, between Equity and the Company, on November 14, 1990, the Company issued to Equity a warrant (the "1990 Warrant") to purchase 36,000 shares (such number reflecting a two-for-one stock split in the form of a stock dividend effected in November 1991) of Common Stock. Equity and Man & Co., as custodian for the benefit of Peter Hauser IRA, are the record holders of the aggregate of 36,000 shares of Common Stock that were issued upon exercise of the 1990 Warrant. Pursuant to Section 4 of the 1990 Warrant, at any time prior to November 5, 1995, (a) the holders of such shares of Common Stock have certain rights (the "1990 Warrant Piggyback Rights"), to receive notice h the event that the Company proposes to register any of its securities under the Securities Act and to request that the shares of Common Stock purchased by such holders pursuant to the 1990 Warrants be included h such registration statement and (b) the holders of at least 60% of the shares of Common Stock purchased pursuant to the 1990 Warrants have the right (the "1990 Warrant Demand Rights) to require the Company to take all necessary steps to register or qualify the shares purchased pursuant to the 1990 Warrants under the Securities Act.

         The Company currently proposes to enter into arrangements with Dain Bosworth Incorporated and Robert W. Baird & Co. Incorporated regarding the filing of a registration statement under the Securities Act covering the public sale of up to 1,150,000 shares of the Common Stock (the "Proposed Registration Statement").

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agree as follows:

         1. MJK and Equity hereby agree to the immediate and final termination of the Right of First Refusal.

         2. MJK and Equity hereby agree to the immediate and final termination of the Nomination Right.

         3. Equity and the Underwriter Assignees hereby waive the 1991 Warrants Piggyback Rights and the 1990 Warrant Piggyback Rights with regard to the Proposed Registration, including any rights to require the Company to comply with the notice obligations contained in the 1991 Warrants or the 1990 Warrant.

         4. Equity and the Underwriter Assignees hereby agree that, for a period (the "Lock-Up Period") of at least ninety (90) days following the date on which the Securities and Exchange Commission declares the Proposed Registration Statement effective (the "Effective Date"); they will not to exercise the 1991 Warrants Demand Right or the 1990 Warrant Demand Right.

         5. Equity and Man & Co., as custodian for the benefit of Peter Hauser IRA, hereby acknowledge that the shares of Common Stock acquired on May 4, 1995, and August 23, 1995, upon exercise of the 1990 Warrant are not currently eligible for sale under Rule 144 under the Securities Act.

         6. The Company hereby agrees that, after the end of the Lock-Up Period, the Company will use its reasonable best efforts promptly to prepare and file a registration statement on Form S-3 (the "S-3") registering the public sale of the shares of Common Stock purchasable or purchased upon exercise of the 1990 Warrant and the 1991 Warrants under the Securities Acts the Company further agrees to use its reasonable best efforts to maintain the effective status of the S-3 for a period of two (2) years following the date on which the Securities and Exchange Commission declares the S-3 effective.


Equity Securities Trading Co., Inc.      Miller, Johnson & Kuehn, Incorporated

By:    /s/ Nathan Newman                 By:     /s/ David B. Johnson
Name:  Nathan Newman                     Name:   David B. Johnson
Title: President                         Title:  Executive Vice President
Dated: September 28, 1995                Dated:  October 3, 1995


Man & Co.                           Man & Co., as custodian for Peter Hauser IRA

By:   /s/ Nathan Newman             By:  /s/ Nathan Newman
Name:   Nathan Newman               Name:  Nathan Newman
Title:   President                  Title:  President
Dated:   September 28, 1995         Dated:  September 28, 1995



David B. Johnson                            Paul R. Kuehn

/s/ David B. Johnson                        /s/  Paul R. Kuehn
Dated:  October 3, 1995                     Dated:  October 3, 1995



Peter L. Hauser                             Rochester Medical Corporation

/s/ Peter L. Hauser                         By:   /s/ Anthony J. Conway
Dated:  September 28, 1995                  Name:   Anthony J. Conway
                                            Title:   President
                                            Dated:   September 29, 1995